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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 33-53379 of $250,000,000 aggregate principal amount of senior notes of Ferrellgas, L.P., and Ferrellgas Finance Corp. of our report dated June 3, 1994, on Ferrellgas Inc. (which expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 3, 1994 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

  We also consent to the use in this Amendment No. 2 to Registration Statement No. 33-53379 of $250,000,000 aggregate principal amount of senior notes of Ferrellgas, L.P., and Ferrellgas Finance Corp. of our report dated June 3, 1994, on Ferrellgas, L.P., appearing in the Prospectus, which is part of this Registration Statement.

  We also consent to the use in this Amendment No. 2 to Registration Statement No. 33-53379 of $250,000,000 aggregate principal amount of senior notes of Ferrellgas, L.P., and Ferrellgas Finance Corp. of our report dated June 3, 1994, on Ferrellgas Finance Corp., appearing in the Prospectus, which is part of this Registration Statement.

  We also consent to the use in this Amendment No. 2 to Registration Statement No. 33-53379 of $250,000,000 aggregate principal amount of senior notes of Ferrellgas, L.P., and Ferrellgas Finance Corp. of our report dated June 3, 1994 accompanying the pro forma financial information of Ferrellgas, L.P., appearing in the Prospectus, which is part of this Registration Statement.

  We also consent to the reference to us under the headings "Selected Historical and Pro Forma Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE
Kansas City, Missouri

June 23, 1994